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Exhibit 3.3

FIRST AMENDMENT
TO
FIRST AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF
TRANSMONTAIGNE PARTNERS L.P.

        THIS FIRST AMENDMENT to First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P. ("First Amendment") dated as of January 23, 2006 is entered into by TransMontaigne GP L.L.C., a Delaware limited liability company (the "Company"), as the General Partner, of TransMontaigne Partners L.P., a Delaware limited partnership (the "Partnership"). In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

R E C I T A L S:

        A.    The Company previously entered into the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P., effective as of May 27, 2005 (the "Partnership Agreement").

        B.    The Company has determined that it is in the best interests of the Partnership to change the Partnership's fiscal year, for financial and tax reporting purposes, from June 30 to December 31, effective as of December 31, 2005.

        C.    Pursuant to Section 13.1(e) of the Partnership Agreement, the Company, as General Partner of the Partnership, without the approval of any partner, has the authority to amend the Partnership Agreement to reflect a change in the fiscal year or taxable year of the Partnership and any other changes the Company, as General Partner of the Partnership, determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership.

        NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

        1.    Definitions.    Capitalized terms, unless otherwise defined herein, shall have the meanings ascribed thereto in the Partnership Agreement.

        2.    Change in Fiscal Year.    Section 8.2 of the Partnership Agreement is hereby amended by deleting the reference to "June 30" therein and inserting in lieu thereof "December 31."

        4.    Effective Time.    This First Amendment shall be effective as of December 31, 2005, notwithstanding the date of execution hereof.

        5.    Governing Law.    This First Amendment shall be subject to and governed by the laws of the State of Colorado, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this First Amendment to the laws of another state.

        Except as otherwise amended herein, the remaining terms and provisions of the Partnership Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this First Amendment as of the date above set forth.

TRANSMONTAIGNE GP L.L.C., general partner of TransMontaigne Partners L.P.
By:	/s/ ERIK B. CARLSON
Name:	Erik B. Carlson
Title:	Senior Vice President

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  Exhibit 3.3
FIRST AMENDMENT TO FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF TRANSMONTAIGNE PARTNERS L.P.
R E C I T A L S